Master Tax-Exempt LLC
File Number: 811-21301
CIK Number: 1186243
For the Period Ending: 09/30/2008

Pursuant to Exemptive Release Order No. IC-15520 dated January 5, 1987, the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Incorporated, for the six months ended September 30, 2008.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date
04/04/2008	$10,000	State of Wisconsin	1.50%	06/02/2008
05/19/2008	9,257	State of Wisconsin	1.85	07/08/2008
06/02/2008	10,000	Wisconsin State GO ECMP	1.75	07/15/2008
07/08/2008	9,257	Wisconsin State	1.53	10/08/2008
07/15/2008	10,000	State of Wisconsin ECN	1.50	10/07/2008